Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Turner Funds:

We consent to the use of our report dated November 24, 2014, with respect to the financial statements of the Turner Funds comprising the Turner Medical Sciences Long/Short Fund, Turner Spectrum Fund, Turner Titan Fund, Turner Emerging Growth Fund, Turner Large Growth Fund, Turner Midcap Growth Fund, and Turner Small Cap Growth Fund as of September 30, 2014 incorporated herein by reference and to the references to our firm under the heading “Financial Highlights” in the Prospectuses and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 28, 2015